Exhibit 99
PROGRESSIVE ANNOUNCES UPDATED LOSS ESTIMATES
FROM HURRICANE IAN

MAYFIELD VILLAGE, OHIO – December 21, 2022 – The Progressive Corporation (NYSE: PGR) today reported updated incurred loss estimates related to Hurricane Ian, which made multiple landfalls beginning in late September 2022. As of December 20, 2022, our estimate, which is subject to change, for our vehicle losses, including boats and recreational vehicles, is essentially unchanged from November 2022. For our Property business, prior to giving effect to reinsurance, our loss and allocated loss adjustment expenses (ALAE) is estimated to be $1 billion, which reflects favorable development of $400 million from our estimated loss and ALAE of $1.4 billion reported as of September 30, 2022. Given that we exceeded our $200 million retention threshold under our reinsurance contracts in September 2022, this change in estimate for our Property losses and ALAE will not impact our results of operations for December.

We continue to evaluate and reserve for this catastrophe using our knowledge and experience of reporting patterns from many past storms, in addition to actual claims reported and assumptions specific to this hurricane. As further described in our periodic reports filed with the SEC, these estimates will continue to change, and could change materially, favorably or unfavorably, as additional information develops, and additional claims are reported.

About Progressive
Progressive Insurance® makes it easy to understand, buy and use car insurance, home insurance, and other protection needs. Progressive offers choices so consumers can reach us however it's most convenient for them – online at progressive.com, by phone at 1-800-PROGRESSIVE, via the Progressive mobile app, or in-person with a local agent.

Progressive provides insurance for personal and commercial autos and trucks, motorcycles, boats, recreational vehicles, and homes; it is the third largest auto insurer in the country, a leading seller of motorcycle and commercial auto insurance, and one of the top 15 homeowners insurance carriers.

Founded in 1937, Progressive continues its long history of offering shopping tools and services that save customers time and money, like Name Your Price®, Snapshot®, and HomeQuote Explorer®.

The Common Shares of The Progressive Corporation, the Mayfield Village, Ohio-based holding company, trade publicly at NYSE: PGR.

Company Contact:
Douglas S. Constantine
(440) 395-3707
investor_relations@progressive.com

The Progressive Corporation
6300 Wilson Mills Road
Mayfield Village, Ohio 44143
http://www.progressive.com